Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Trine II Acquisition Corp. (the “Company”) on Amendment No. 4 to Form S-1 [File No. 333-253232] our report dated February 17, 2021, except for the discussion relating to the Warrants discussed in Note 2, as to which date is May 20, 2021, and except for the discussion relating to the forfeiture of the Class B ordinary shares in Note 9, as to which the date is October 6, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Trine II Acquisition Corp. as of January 22, 2021 and for the period from January 7, 2021 (inception) through January 22, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

New York, NY

October 6, 2021